Exhibit 99.1

OXBRIDGE RE HOLDINGS LIMITED ANNOUNCES CLOSING OF

INITIAL PUBLIC OFFERING

GRAND CAYMAN, Cayman Islands, March 26, 2014 - Oxbridge Re Holdings Limited today announced the closing of its initial public offering of 4,884,650 units, each consisting of one ordinary share and one warrant to purchase one ordinary share, at a public offering price of $6.00 per unit, before deducting placement agent fees. The units will be listed on the Nasdaq Capital Market under the symbol “OXBRU”.

The Company received aggregate net proceeds from the offering of approximately $26.4 million after deducting placement agent fees and estimated offering expenses. The Company intends to use the proceeds of the offering for additional capital for underwriting obligations and for general corporate purposes.

Capitol Securities Management, Inc. and Henley & Company LLC acted as co-managing placement agents for the offering. Copies of the prospectus for the offering may be obtained from Capitol Securities Management, Inc., attention Kent Engelke, Capitol Securities Management, Inc., 100 Concourse Blvd, Suite 101, Glen Allen, Virginia 23059, telephone 804 612 9707, email kengelke@capitolsecurities.com.

A registration statement relating to the units has been filed with and declared effective by the U.S. Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Oxbridge Re Holdings Limited

Oxbridge is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge’s licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge intends to specialize in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

Company Contact:

Company Contact

Jay Madhu, Chief Executive Officer

Tel 345 7497570

jmadhu@oxbridgere.com

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